Exhibit 99.1

News From Aon

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

For immediate release

Kristi Savacool and Baljit Dail to Serve as Co-CEOs of Aon Hewitt

CHICAGO, May 16, 2011 — Aon Corporation (NYSE:AON), the leading global provider of risk management and human resource consulting and outsourcing, announced today that two members of Aon Hewitt’s senior leadership: Kristi Savacool, chief executive officer of Benefits Administration, and Baljit Dail, chief executive officer of Consulting, will become co-chief executive officers of Aon Hewitt, effective immediately.  They will serve as members of the Aon executive committee and report to Greg Case, president and chief executive officer of Aon.

Savacool and Dail will replace Russ Fradin of Aon Hewitt, who is leaving to become chief executive officer of SunGard upon the completion of his transition from Aon. Fradin had served as chairman and chief executive officer since the merger in 2010 and as chairman and chief executive officer of Hewitt Associates since 2006.

Case said, “Kristi and Bal, serving as co-CEOs, will enhance efforts to unite our leading human resource consulting and outsourcing expertise, providing more integrated solutions for our clients’ health, retirement, talent and human resource strategic and operational challenges.

“The strategic rationale for the merger of Aon Consulting and Hewitt Associates is stronger today than it was a year ago. Kristi and Bal will continue our client-focused leadership strategy. The integration plan is on track and we are already delivering significant synergy savings. We are confident this progress, already reflected through solid financial results, will continue, thanks to the outstanding work of our Aon Hewitt colleagues around the globe.”

Regarding the departure of Fradin, Case added, “We want to thank Russ for his many contributions to our firm since the merger of Aon Consulting and Hewitt Associates. Our clients already are seeing the benefit of increased capabilities from this strategic combination, and our colleagues are beginning to realize greater opportunities for growth. We wish Russ all the best in his new position.”

Fradin said, “I am very proud to have served with such an outstanding team at Hewitt and now Aon Hewitt. There is an extremely capable leadership team already in place that understands the mission of serving clients and providing the distinctive value that its clients deserve.”

As CEO of Benefits Administration, Savacool and her team deliver defined benefit, defined contribution, and health and welfare services to more than 22 million global participants. Dail, as CEO of Consulting, leads a global consulting organization that provides health and benefits, talent and rewards, and retirement strategies and solutions to clients in more than 90 countries.

-more-

Jim Konieczny will continue in his role as chief executive officer of Human Resources Business Process Outsourcing (HR BPO). Aon Hewitt is the number one ranked provider of HR BPO services, providing the full suite of HR administration services to nearly 30 global clients, plus a variety of complementary HR and benefits services to thousands of clients through the Point Solutions business.

Joining Hewitt in 2005, Savacool previously had responsibility for all benefits client delivery on Hewitt’s Total Benefit Administration platform worldwide. Prior to that, she had responsibility for providing a broad range of technology and business services to Hewitt’s global clients. Savacool holds a Master of Science degree in industrial management from Lille University in Lille, France.

Dail formerly was the chief executive officer of Aon Consulting’s international businesses and global practices. Since joining Aon in 2005, he has served in several senior leadership roles, including chief operating officer for Aon Benfield, where he played an integral role in the 2008 acquisition of Benfield Group, and as chief operating officer of Aon Consulting. Dail received a Bachelor of Science honors degree in computer science from the University of Warwick, U.K.

# # #

About Aon Hewitt

Aon Hewitt is the global leader in human resource consulting and outsourcing solutions.  The company partners with organizations to solve their most complex benefits, talent and related financial challenges, and improve business performance.  Aon Hewitt designs, implements, communicates and administers a wide range of human capital, retirement, investment management, health care, compensation and talent management strategies.  With more than 29,000 professionals in 90 countries, Aon Hewitt makes the world a better place to work for clients and their employees.  For more information on Aon Hewitt, please visit www.aonhewitt.com.

About Aon

Aon Corporation (NYSE:AON) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human resources solutions and outsourcing. Through its more than 59,000 colleagues worldwide, Aon unites to deliver distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally in over 120 countries. Named the world’s best broker by Euromoney magazine’s 2008, 2009 and 2010 Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008 and 2009. A.M. Best deemed Aon the number one insurance broker based on revenues in 2007, 2008 and 2009, and Aon was voted best insurance intermediary 2007-2010, best reinsurance intermediary 2006-2010, best captives manager 2009-2010, and best employee benefits consulting firm 2007-2009 by the readers of Business Insurance. Visit http://www.aon.com for more information on Aon and http://www.aon.com/manchesterunited to learn about Aon’s global partnership and shirt sponsorship with Manchester United.